                                                                     EXHIBIT 2.2

                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                          AGILE SOFTWARE CORPORATION,

                        ALASKA ACQUISITION CORPORATION,

                                      AND

                             DIGITAL MARKET, INC.



                               October 10, 1999

                               TABLE OF CONTENTS

                                                                                                                         Page
                                                                                                                         ----
1.       The Merger.....................................................................................................   1
         1.1  The Merger................................................................................................   1
         1.2  Closing; Effective Time...................................................................................   2
         1.3  Effect of the Merger......................................................................................   2
         1.4  Certificate of Incorporation; Bylaws......................................................................   2
         1.5  Directors and Officers....................................................................................   2
         1.6  Effect on Capital Stock...................................................................................   2
         1.7  Surrender of Certificates.................................................................................   6
         1.8  No Further Ownership Rights in Digital Capital Stock......................................................   9
         1.9  Lost, Stolen or Destroyed Certificates....................................................................   9
         1.10 Tax and Accounting Consequences...........................................................................   9
         1.11 Certificate Legends.......................................................................................   9
         1.12 Taking of Necessary Action; Further Action................................................................   9

2.       Representations and Warranties of Digital......................................................................    9
         2.1   Organization, Standing and Power.........................................................................   10
         2.2   Authority................................................................................................   10
         2.3   Governmental Authorization...............................................................................   11
         2.4   Financial Statements.....................................................................................   11
         2.5   Capital Structure........................................................................................   11
         2.6   Absence of Certain Changes...............................................................................   12
         2.7   Absence of Undisclosed Liabilities.......................................................................   12
         2.8   Litigation...............................................................................................   13
         2.9   Restrictions on Business Activities......................................................................   13
         2.10  Intellectual Property....................................................................................   13
         2.11  Interested Party Transactions............................................................................   17
         2.12  Minute Books.............................................................................................   17
         2.13  Complete Copies of Materials.............................................................................   17
         2.14  Material Contracts.......................................................................................   17
         2.15  Inventory................................................................................................   18
         2.16  Accounts Receivable......................................................................................   18
         2.17  Customers and Suppliers..................................................................................   18
         2.18  Employees and Consultants................................................................................   19
         2.19  Title to Property........................................................................................   19
         2.20  Environmental Matters....................................................................................   19
         2.21  Taxes....................................................................................................   20
         2.22  Employee Benefit Plans...................................................................................   22
         2.23  Employee Matters.........................................................................................   24
         2.24  Insurance................................................................................................   25
         2.25  Compliance With Laws.....................................................................................   25
         2.26  Brokers' and Finders' Fees...............................................................................   25
         2.27  Bank Accounts............................................................................................   25
         2.28  Indemnification Claims...................................................................................   25

                               TABLE OF CONTENTS
                                  (continued)


         2.29  Power of Attorney........................................................................................   25
         2.30  Permit Application; Information Statement................................................................   25
         2.31  Representations Complete.................................................................................   26

3.       Representations and Warranties of Agile and Merger Sub.........................................................   26
         3.1   Organization, Standing and Power.........................................................................   26
         3.2   Authority................................................................................................   26
         3.3   SEC Documents; Financial Statements......................................................................   27
         3.4   Capital Structure........................................................................................   28
         3.5   Interim Operations of Merger Sub.........................................................................   28
         3.6   Permit Application; Information Statement................................................................   28
         3.7   Capital Resources........................................................................................   29
         3.8   Representations Complete.................................................................................   29

4.       Conduct Prior To The Effective Time............................................................................   29
         4.1   Conduct of Business of Digital...........................................................................   29
         4.2   No Solicitation..........................................................................................   31

5.       Additional Agreements..........................................................................................   32
         5.1   Preparation of Permit Application/Information Statement..................................................   32
         5.2   Approval of Shareholders.................................................................................   33
         5.3   Access to Information....................................................................................   33
         5.4   Confidentiality..........................................................................................   34
         5.5   Public Disclosure........................................................................................   34
         5.6   Consents; Cooperation....................................................................................   34
         5.7   Shareholder Voting Agreement.............................................................................   34
         5.8   Exemption from Federal Registration; California Blue Sky.................................................   34
         5.9   Securityholder Agreement; Lock-Up........................................................................   35
         5.10  Legal Requirements.......................................................................................   35
         5.11  Employee Options.........................................................................................   35
         5.12  Escrow Agreement.........................................................................................   36
         5.13  Option Exercise..........................................................................................   36
         5.14  Assumed Options; SEC Filing..............................................................................   36
         5.15  Reorganization...........................................................................................   36
         5.16  Digital Warrants Exercise................................................................................   36
         5.17  Directors' and Officers' Indemnification.................................................................   36
         5.18  Employees................................................................................................   36
         5.19  Employee Registration Rights.............................................................................   37
         5.20  Preferred Registration Rights and Obligations Agreement; Letter of Transmittal and Custodian Agreement...   37
         5.21  Expenses; Transaction Fees...............................................................................   37
         5.22  Termination of 401(k) Plan...............................................................................   37
         5.23  Employee Benefits........................................................................................   37

                               TABLE OF CONTENTS
                                  (continued)


6.       Conditions to the Merger.......................................................................................   38
         6.1   Conditions to Obligations of Each Party to Effect the Merger.............................................   38
         6.2   Additional Conditions to the Obligations of Agile and Merger Sub.........................................   38
         6.3   Additional Conditions to Obligations of Digital..........................................................   40

7.       Termination, Amendment and Waiver..............................................................................   41
         7.1   Termination..............................................................................................   41
         7.2   Effect of Termination....................................................................................   42
         7.3   Amendment................................................................................................   42
         7.4   Extension; Waiver........................................................................................   42

8.       Escrow and Indemnification.....................................................................................   42
         8.1   Escrow Fund..............................................................................................   42
         8.2   Indemnification..........................................................................................   43
         8.3   Escrow Period; Release From Escrow.......................................................................   44
         8.4   Claims Upon Escrow Fund..................................................................................   45
         8.5   Objections to Claims.....................................................................................   45
         8.6   Resolution of Conflicts and Arbitration..................................................................   46
         8.7   Shareholders' Agent......................................................................................   47
         8.8   Actions of the Shareholders' Agent.......................................................................   48
         8.9   Third-Party Claims; Settlements..........................................................................   48

9.       General Provisions.............................................................................................   49
         9.1   Notices..................................................................................................   49
         9.2   Definitions..............................................................................................   50
         9.3   Counterparts.............................................................................................   50
         9.4   Entire Agreement; Nonassignability; Parties in Interest..................................................   50
         9.5   Severability.............................................................................................   50
         9.6   Remedies Cumulative......................................................................................   50
         9.7   Arbitration..............................................................................................   50
         9.8   Governing Law............................................................................................   51
         9.9   Rules of Construction....................................................................................   51

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of October 10, 1999 by and among Agile Software Corporation, a Delaware corporation ("Agile"), Alaska Acquisition Corporation, a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Agile, and Digital Market, Inc., a California corporation ("Digital").

                                    RECITALS

     A. The Boards of Directors of Digital, Agile and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that Digital and Merger Sub combine into a single company through the statutory merger of Digital with and into Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to this Agreement, prior to the Effective Time (as defined in Section 1.2), all outstanding shares of preferred stock of Digital ("Digital Preferred Stock") will be converted into outstanding shares of common stock of Digital ("Digital Common Stock").

     C. Pursuant to the Merger, among other things, the outstanding shares of Digital Common Stock shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6(a)) upon the terms and subject to the conditions set forth herein.

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Agile and Merger Sub to enter into this Agreement, all of the shareholders who are officers and directors of Digital and all of the shareholders of Digital affiliated with the directors and officers of Digital are entering into a Shareholder Voting Agreement (each a "Voting Agreement"), with Agile.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

     1.  The Merger.
         ----------

         1.1  The Merger.  At the Effective Time (as defined in Section 1.2) and
              ----------
subject to and upon the terms and conditions of this Agreement, the Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger")
                                         ---------
and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the California Corporations Code ("California Law"), Digital shall be merged with and into Merger Sub, the separate corporate existence of Digital shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2  Closing; Effective Time.  The closing of the transactions contemplated
          -----------------------
hereby (the "Closing") shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Section 6 hereof, or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing (i) the Certificate of Merger and a California Franchise Tax Board Tax Clearance Certificate with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law and (ii) the Certificate of Merger with the Secretary of State of the State of Delaware (the time of the filing with the Delaware Secretary of State being the "Effective Time").

     1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger
          --------------------
shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Digital and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Digital and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.
          ------------------------------------
          (a) At the Effective Time, the Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time and as set forth in Exhibit B to this Agreement, shall be the Certificate of Incorporation
         ---------
of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Section 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "First: The name of the corporation is Digital Market, Inc."

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law and such Bylaws of the Surviving Corporation.

     1.5  Directors and Officers.  At the Effective Time, the directors and
          ----------------------
officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

     1.6  Effect on Capital Stock.  At the Effective Time, by virtue of the
          -----------------------
Merger and without any action on the part of Merger Sub, Digital or the holders of any of the following securities:

          (a)  Conversion of Digital Capital Stock.  Each share of Digital
               -----------------------------------
Common Stock (assuming the conversion of all outstanding shares of the Digital Preferred Stock) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.6(b) hereof and any Dissenting Shares (to the extent provided in Sections 1.6(g) and 1.7(i) hereof)) will be canceled and extinguished and shall be converted and exchanged, without any action on the part of the holders (the "Shareholders") thereof, into the right to receive the following (the "Merger Consideration"):

                    (i) that number of validly issued, fully paid and nonassessable shares of the Common Stock of the Agile ("Agile Common Stock") equal to the amount obtained by (i) the quotient of $52,000,000 divided by the
                                                                -------
Deemed Closing Market Price (defined below) divided by (ii) the number of Total
                                            -------
Outstanding Shares (the "Exchange Ratio"); and

                    (ii) the cash amount equal to $20,000,000 divided by the
                                                              -------
Total Outstanding Shares (the "Per Share Cash Consideration").

     For purposes of this Agreement, the term "Total Outstanding Shares" shall mean the sum of the number of shares of Digital Common Stock issued and outstanding immediately prior to the Effective Time, on a fully-diluted, as-converted basis, assuming that all outstanding shares of Digital Preferred Stock, all warrants ("Warrants") to purchase shares of Digital's capital stock ("Digital Capital Stock"), all options to purchase shares of Digital Common Stock to the extent vested, and other rights to acquire Digital Capital Stock outstanding immediately prior to the Effective Time are exercised (and converted to shares of Digital Common Stock if exercisable for shares of Digital Preferred Stock), as the case may be, immediately prior to the Effective Time, provided, however, that the Total Outstanding Shares shall be exclusive of shares of
                                                    ---------
Digital Common Stock subject to options to the extent unvested immediately prior to the Effective Time; and provided further that, for purposes of determining the "Total Outstanding Shares," it shall be assumed that the Warrants were exercised for shares of Digital Capital Stock on a "net exercise" basis.

     Additionally, for purposes of this Agreement, the term "Deemed Closing Market Price" shall mean the average of the closing price per share of Agile Common Stock as quoted on the NASDAQ National Market System for the 10 consecutive trading days ending two (2) trading days immediately prior to the Closing Date (such average to include the closing price per share of Agile Common Stock of the first day of such two trading days), as reported in the West Coast edition of the Wall Street Journal, provided that, if (A) such average is equal to, or greater than, $85.00 per share of Agile Common Stock, the Deemed Closing Market Price shall be deemed to be $85.00 per share or (B) such average is equal to, or less than, $35.00 per share of Agile Common Stock, the Deemed Closing Market Price shall be deemed to be $35.00 per share.

          (b)  Cancellation of Digital Common Stock Owned by Agile.  At the
               ---------------------------------------------------
Effective Time, each share of Digital Common Stock owned by Agile or any direct or indirect wholly owned subsidiary of Agile immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c)  Common Stock of Merger Sub.  At the Effective Time, each share
               --------------------------
of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (d)  Adjustments to Exchange Ratio.  The Exchange Ratio and Per Share
               -----------------------------
Cash Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Agile Common Stock or Digital Common Stock), reorganization, recapitalization or other like change with respect to Agile Common Stock or Digital Common Stock occurring after the date hereof and prior to the Effective Time.

          (e)  Fractional Shares.  No fraction of a share of Agile Common Stock
               -----------------
will be issued, but in lieu thereof each holder of shares of Digital Common Stock who would otherwise be entitled to a fraction of a share of Agile Common Stock (after aggregating all fractional shares of Agile Common Stock to be received by such holder) shall receive from Agile an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the Actual Closing Market Price (as defined in Section 1.7(b)(ii) hereof). The fractional share interests of each Digital shareholder shall be aggregated, so that no Digital shareholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of Agile Common Stock.

          (f)  Preferred Stock, Options and Warrants.
               -------------------------------------

               (i)  Preferred Stock.  Digital shall take all necessary action to
                    ---------------
cause all shares of Digital Preferred Stock to be converted into shares of Digital Common Stock prior to the Effective Time.

               (ii) Vested Options Exercise Entitlement.  The holders of
                    -----------------------------------
outstanding options to purchase shares of Digital Common Stock ("Options") under the Digital Stock Plan (as defined in Section 2.5), to the extent vested ("Vested Options") may elect to exercise such Vested Options effective immediately prior to the Effective Time by signing and delivering to Digital and Agile, prior to the Effective Time, a written instrument in a form reasonably satisfactory to Agile evidencing the agreement of such holder to receive upon the Effective Time, in full consideration for the exercise of such Vested Options and the agreement of such holder to surrender for cancellation the Digital Common Stock to be received upon such exercise, the Merger Consideration into which such Digital Common Stock are convertible in the Merger, less the deductions described below in this Section 1.6(f)(ii). Such exercise form will be accompanied by payment of the exercise price for such Vested Options in the form of cash or the holder's full recourse demand promissory note payable to Digital in the amount of the exercise price (a "Note"). The holder will authorize Agile to withhold from the cash payable to the holder in the Merger such amounts as Agile or Digital is required to withhold under applicable tax laws. In addition, in the event a holder elects to pay the exercise price with a Note, the holder shall also authorize Agile to deduct from the cash payable to the holder in the Merger the amount due under such Note. To the extent that the cash payable to the holder in the Merger is insufficient to pay the foregoing amounts, the Note shall remain outstanding and shall continue to be due and payable to the extent of the deficiency, with any portion of the deficiency that exceeds the amount due under the Note to be added to the outstanding principal under the Note. Any holder of Vested Options that elects to exercise his or her Vested Options immediately prior to the Effective Time as contemplated by this
Section 1.6(f)(ii) shall be considered a Shareholder immediately prior to the Effective Time and a Shareholder Indemnitor (as defined in Section 8.2 hereof) for purposes of this Agreement (but not for purposes of voting on the Merger).

                    (iii)  Assumption of Options.  At the Effective Time, each
                           ---------------------
outstanding Option, whether vested or unvested, granted under the Digital Stock Plan shall be deemed to constitute an option (an "Assumed Option") to acquire, on the same terms and conditions as were applicable under the Option, a number of shares of Agile Common Stock equal to the number of shares of Digital Common Stock that could have been purchased under the Option multiplied by the Option Exchange Ratio (with the resulting number of shares being rounded to the nearest whole share), at a price per share of Agile Common Stock equal to the option exercise price (rounded up to the nearest whole cent) of the Option divided by the Option Exchange Ratio (as defined below); provided, however, that in the
                                              --------
case of any Option to which Section 422 of the Code applies ("Incentive Stock Options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code; provided further
                                                               -------- -------
that, there shall be no accelerated exercisability of any unvested Option solely as a result of the consummation of the Merger except for an aggregate of 42,500 shares under Options held by the optionees set forth in Schedule 1.6(f) attached
                                                        ---------------
hereto in the amounts set opposite the name of each such optionee on the date hereof; and provided further that, the holders of any Options shall be, pursuant
            -------- -------
to Section 5.9 hereof, required to enter into a Lock-Up Agreement (as defined in
Section 5.9) in connection with the Current Effective Registration (as defined in Section 5.9) and a "lock-up" agreement in connection with Prospective Effective Registrations (as defined in Section 5.9 hereof), under terms no more restrictive under "lock-up" arrangement required of all Agile securityholders holding a comparable number of shares of Agile Common Stock outstanding or under an option or other security to purchase shares of Agile Common Stock entering into such "lock-up" arrangements. For purposes of this Agreement, "Option Exchange Ratio" shall mean and equal that number of shares of Agile Common Stock obtained by (i) the quotient of $72,000,000 divided by the Deemed Closing Market Price divided by (ii) the number of Total Outstanding Shares.
      -------

                    (iv) Warrants.  Digital shall take all necessary action
                         --------
such that, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Digital or any of the Shareholders or any holder of a Warrant, each Warrant outstanding immediately prior to the Effective Time shall be canceled and extinguished, and automatically converted into the right to receive, upon surrender of the Warrant in the manner provided in Section 1.7(c) hereof: (i) an amount of cash (without interest) equal to the Net Warrant Shares multiplied by the Per Share Cash Consideration, and (ii) a number of shares equal to the Net Warrant Shares multiplied by the Exchange Ratio, all upon the terms and subject to conditions set forth below in this Section 1.6 and throughout this Agreement, including, without limitation, the escrow provisions set forth in Section 8 hereof. For purposes of this Section 1.6(f)(iv), "Net Warrant Shares" shall mean, with respect to each Warrant, an amount equal to the quotient obtained by dividing (i) product of (x) the Fair Market Value Per Share minus the per share exercise price of such Warrant, multiplied by (y) the aggregate number of shares of Digital Capital Stock issuable upon the exercise in full of such Warrant (and subsequent conversion of the Digital Preferred Stock to Digital Common Stock with respect to Warrants exercisable for Digital Preferred Stock), by (ii) the Fair Market Value Per Share. For purposes of this
Section 1.6(f)(iv), the "Fair Market Value Per Share" shall equal the sum of (i) the Actual Closing Market Price (as defined in Section 1.7(b) hereof) multiplied by the Exchange Ratio plus (ii) the Per Share Cash Consideration. The exchange procedures set forth in Section 1.7(c) shall apply to Warrants as appropriately adjusted to give credit to the provisions of this

Section 1.6(f)(iv). For all purposes of Section 8 of this Agreement, the holders of Warrants ("Warrantholders") shall be deemed to be Shareholders immediately prior to the Effective Time and hence "Shareholder Indemnitors," as defined in
Section 8.2 hereof. For purposes of determining the portion of Indemnification Shares (as defined in Section 1.7(j)) to be placed in escrow pursuant to Section 1.7(j) and of the Custody Shares (defined in Section 1.7(b)), the portion of the Merger Consideration attributable to each Warrantholder shall be the portion of the Aggregate Merger Consideration (defined in Section 1.7(b)) and Aggregate Merger Share Consideration (defined in Section 1.7(b)) to which the Warrantholder will be entitled subsequent to the conversion of such Warrantholder's Warrants pursuant to Section 1.6(f)(iv) hereof.

               (g)  Dissenters' Rights.  Dissenting Shares, if any, shall not be
                    ------------------
converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Digital shall give Agile prompt notice of any demand received by Digital to require Digital to purchase shares of Common Stock of Digital, and Agile shall have the right to direct (in consultation with Digital prior to the Closing Date) and to participate in all negotiations and proceedings with respect to such demand. Digital agrees that, except with the prior written consent of Agile, which Agile shall not unreasonably withhold or delay, or as required under the California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value for shares of Digital Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Agile shall issue and deliver, upon surrender by such shareholder of a certificate or certificates representing shares of Digital Capital Stock, the Merger Consideration to which such shareholder would otherwise be entitled under this Section 1.6 and the Certificate of Merger less the Merger Consideration allocable to such shareholder that has been deposited in the Escrow Fund (as defined below) in respect of such shares of Digital Common Stock pursuant to
Section 1.7(j) and Section 8 hereof and in custody pursuant to Section 1.7(k) hereof.

     1.7  Surrender of Certificates.
          -------------------------

          (a)  Exchange Agent.  Boston EquiServe shall act as exchange agent
               --------------
(the "Exchange Agent") in the Merger.

          (b)  Agile to Provide Common Stock and Cash.
               --------------------------------------

               (i) At, or within five business days after, the Effective Time, Agile shall supply or cause to be supplied to the Exchange Agent for exchange in accordance with this Section 1 through such reasonable procedures as Agile may adopt (i) certificates evidencing the shares of Agile Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Digital Capital Stock outstanding immediately prior to the Effective Time and upon automatic conversion of the Warrants pursuant to Section 1.6(f)(iv), less (x) the number of shares of Agile Common Stock equal in value (based on the Actual Closing Market Price, as hereafter defined) to 15% of the Aggregate Merger Consideration (as hereafter defined), to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Section 1.7(j) and

Section 8 and pursuant to the requirements of Section 1.7(k) and (y) for purposes of maintaining the rights and fulfilling the obligations of each holder of Digital Preferred Stock and each holder of Warrants to acquire shares of Digital Preferred Stock pursuant to a Preferred Shareholders Registration Rights and Obligations Agreement in the form attached as Exhibit C hereto (the
                                                  ---------
"Preferred Registration Rights and Obligations Agreement"), a number of shares of Agile Common Stock equal to 35% of the Aggregate Merger Share Consideration to be placed in custody (the "Custody Shares") under the terms set forth under a Transmittal Letter and Custodian Agreement (as defined and attached as Exhibit A
                                                                       ---------
to such Preferred Registration Rights and Obligations Agreement), (ii) cash in an amount sufficient to pay the Per Share Cash Consideration which the Shareholders are entitled to receive pursuant to Section 1.6(a) and the Warrantholders are entitled to receive pursuant to Section 1.6(f)(iv), and (iii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f) (collectively, (i), (ii) and (iii) shall be referred to as the "Exchange Fund").

                    (ii) For purposes of the Agreement, the terms set forth below shall have the following meanings:

                         a)  The term "Actual Closing Market Price" shall mean
the average of the closing price per share of Agile Common Stock as quoted on the NASDAQ National Market System for the 10 consecutive trading days ending two
(2) trading days immediately prior to the Closing Date (such average to include the closing price per share of Agile Common Stock of the first day of such two trading days), as reported in the West Coast edition of the Wall Street Journal.

                         b)  The term "Aggregate Merger Consideration" shall
mean the sum of (A) the product obtained by multiplying the Actual Closing Market Price by the Aggregate Merger Share Consideration plus (B) $20,000,000.

                         c)  The term "Aggregate Merger Share Consideration"
shall mean the number equal to the product obtained by multiplying the Exchange Ratio by the Total Outstanding Shares.

          (c)  Exchange Procedures.  Within five business (5) days following
               -------------------
the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Digital Common Stock, whose shares were converted into the right to receive shares of Agile Common Stock and the Per Share Cash Consideration (and cash in lieu of fractional shares) pursuant to Section 1.6 and each Warrantholder whose Warrants were automatically converted pursuant to the provisions of Section 1.6(f)(iv), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Warrants (as the case may be) shall pass, only upon receipt of the Certificates or Warrants (as the case may be) by the Exchange Agent, and shall be in such form and have such other provisions as Agile may reasonably specify), (ii) such other customary documents as may be required pursuant to such instructions, and (iii) instructions for use in effecting the surrender of the Certificates and Warrants in exchange for certificates representing shares of Agile Common Stock and the Per Share Cash Consideration (and cash in lieu of fractional shares). Upon surrender of a Certificate or Warrant for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Agile, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate or Warrant (as the case may be) shall be entitled to receive in exchange therefor
(A) a certificate representing the number of whole shares of Agile Common Stock to which the holder is entitled to less the number of shares of Agile Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Sections 1.7(j) and 8 hereof (which number shall be based on the percentage of Aggregate Merger Consideration received or attributed to such holder relative to the total Aggregate Merger Consideration received or attributed to all Shareholders and Warrantholders) and, with respect to the holders of former shares of Digital Preferred Stock or former Warrants to acquire Digital Preferred Stock, less such holders pro-rata portion (which shall be based on the percentage of Aggregate Merger Share Consideration received or attributed to such holder in respect of such holder's Digital Preferred Stock or Warrants to acquire Digital Preferred Stock relative to the total Aggregate Merger Share Consideration received or attributable to all holders in respect of all such holders' Digital Preferred Stock and Warrants to acquire Digital Preferred Stock) of the Custody Shares (if any) to be placed in custody pursuant to
Section 1.7(k), (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.6(d), (C) the aggregate Per Share Cash Consideration which the holder is entitled to, and (D) cash (without interest) in respect of fractional shares as provided in Section 1.6(e) and the Certificate or Warrant so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate or Warrant that, prior to the Effective Time, represented shares of Digital Capital Stock or the right to acquire shares of Digital Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Agile Common Stock into which such shares of Digital Capital Stock or Warrants shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. Agile shall use reasonable best efforts to cause the Exchange Agent to issue to each Shareholder and Warrantholder such Merger Consideration or consideration receivable upon conversion of Warrants from the Exchange Fund within (5) business days after the Exchange Agent receives all necessary documents from the Shareholder or Warrantholder.

          (d)  Digital Restricted Stock.  [Intentionally Deleted.]
               ------------------------

          (e)  Distributions With Respect to Unexchanged Shares.  No dividends
               ------------------------------------------------
or other distributions with respect to Agile Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Agile Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Agile Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(e)) with respect to such shares of Agile Common Stock.

          (f)  Transfers of Ownership.  At the Effective Time, the stock and
               ----------------------
Warrant transfer books of the Digital shall be closed and there shall be no further registration of transfers of Digital Common Stock or Warrants thereafter on the records of the Digital. If any certificate for shares of Agile Common Stock and Per Share Cash Consideration are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Agile or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Agile Common Stock and Per Share Cash Consideration are in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Agile or any agent designated by it that such tax has been paid or is not payable. No shares of Agile Common Stock or cash shall be issued other than in the name in which the Warrant is surrendered.

          (g)  Termination of Exchange Fund.  Any portion of the Exchange Fund
               ----------------------------
which remains undistributed to the Shareholders or Warrantholders one year after the Effective Time shall be delivered to Agile, upon demand, and any Shareholders and Warrantholders who have not previously complied with this
Section 1.7 shall thereafter look only to Agile for payment of their claim for the Merger Consideration or consideration receivable upon conversion of Warrants, as the case may be, and any dividends or distributions with respect to Agile Common Stock.

          (h)  No Liability.  Notwithstanding anything to the contrary in this
               ------------
Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (i)  Dissenting Shares.  The provisions of this Section 1.7 shall also
               -----------------
apply to Dissenting Shares that lose their status as such, except that the obligations of Agile under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof.

          (j)  Escrow.  As soon as practicable after the Effective Time, and
               ------
subject to and in accordance with the provisions of Section 8 hereof, Agile shall cause to be deposited in Escrow (as defined in Section 8.1 hereof) with the Escrow Agent (as defined in Section 8.1 hereof) the number of shares of Agile Common Stock equal to the value (based on the Actual Closing Market Price) of fifteen percent (15%) of the Aggregate Merger Consideration (the "Indemnification Shares" or "Escrowed Consideration").

          (k)  Custody Shares.  As soon as practicable after the Effective
               --------------
Time, Agile shall cause the Custody Shares to be placed in custody pursuant to the form of Letter of Transmittal and Custodian Agreement under the Preferred Registration Rights and Obligations Agreement.

     1.8  No Further Ownership Rights in Digital Capital Stock.  The Merger
          ----------------------------------------------------
Consideration delivered upon the surrender for exchange of shares of Digital Common Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Digital Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Digital Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.

          1.9   Lost, Stolen or Destroyed Certificates.  In the event any
                --------------------------------------
Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration (and dividends, distributions and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Agile may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct and will indemnify it against any claim that may be made against Agile, the Surviving Corporation and/or the Exchange Agent with respect to the Certificates alleged to have been lost stolen or destroyed.

          1.10  Tax and Accounting Consequences.  It is intended by the parties
                -------------------------------
hereto that the Merger shall constitute a reorganization within the meaning of
Section 368(a) of the Code and shall be accounted for as a purchase.

          1.11  Certificate Legends.  The shares of Agile Common Stock to be
                -------------------
issued pursuant to Section 1 shall have been qualified or registered in accordance with Section 5.8 hereof and shall only bear legends as relates to (i) restrictions on the transfer of shares by "affiliates" of Agile and Digital pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), to the extent required under Rule 144 itself or Rule 145 of the Securities Act, as applicable pursuant to Section 5.8 hereof and (ii) the "lock-up" period pursuant to the Lock-Up Agreement. Agile acknowledges that no holding period under Rule 144 will apply to the shares of Agile Common Stock to be issued pursuant to Section 1 hereof, if issued pursuant to the Fairness Hearing (as defined in Section 2.30 hereof).

          1.12  Taking of Necessary Action; Further Action.  Each of Agile,
                ------------------------------------------
Merger Sub and Digital will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Digital and Merger Sub, the officers and directors of Digital and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     2.   Representations and Warranties of Digital.  Digital hereby represents
          -----------------------------------------
and warrants to Agile that the statements contained in this Section 2 are true and correct, except as set forth in the disclosure schedule delivered by Digital to Agile on or before the date of this Agreement (the "Digital Disclosure Schedule"). The Digital Disclosure Schedule and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2 and shall qualify only the corresponding paragraph in this Section 2 and any other section hereof where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

     2.1  Organization, Standing and Power.  Digital is a corporation duly
          --------------------------------
organized, validly existing and in good standing under the laws of its jurisdiction of organization. Digital has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Digital. Digital has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Digital, each as amended to date, to Agile. Digital is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Digital does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Digital does not have, nor has it ever had, any subsidiaries.

     2.2  Authority.  Digital has all requisite corporate power and authority to
          ---------
enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Digital subject only to the approval of the Merger by Digital's shareholders as contemplated by Section 6.1(a). The affirmative vote of the holders of a majority of the shares of Digital's Common Stock and Digital Preferred Stock outstanding on the record date for the Written Consent of Shareholders relating to this Agreement, voting as separate classes, is the only vote of the holders of any of Digital's Capital Stock necessary under the Articles of Incorporation, as amended to date, and California Law to approve this Agreement and the transactions contemplated hereby. The Board of Directors of Digital (i) has unanimously approved this Agreement and the Merger and determined that in its opinion the Merger is in the best interests of the Shareholders and is on terms that are fair to such shareholders and (ii) will recommend that the Shareholders approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Digital and constitutes the valid and binding obligation of Digital enforceable against Digital in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Digital does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under
(i) any provision of the Articles of Incorporation or Bylaws of Digital, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument to which Digital is a party or by which its assets or properties are bound, or any permit, concession, franchise, license, judgment, order, decree, or, to Digital's knowledge, any statute, law, ordinance, rule or regulation applicable to Digital or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Digital in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.2; (ii) the filing by Agile of an application for qualification by permit with the State of California pursuant to Section 25121 of the California Securities Act of 1968 (the "California Securities Act") or a Registration Statement (defined in Section 5.8) to the extent such permit is not issued by the State of California; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Digital and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

          2.3  Governmental Authorization.  Digital has obtained each federal,
               --------------------------
state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Digital currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Digital's business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on Digital.

          2.4  Financial Statements.  Digital has delivered to Agile its audited
               --------------------
financial statements for each of the fiscal years ended March 31, 1997, March 31, 1998, and March 31, 1999, respectively, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at and for the five-month period ended August 30, 1999 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (except that the Financial Statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the consolidated financial condition and operating results of Digital as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Digital maintains and will continue, prior to the Effective Time, to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles consistent with prior practice.

          2.5  Capital Structure.  The authorized capital stock of Digital
               -----------------
consists of 30,000,000 shares of Digital Common Stock, of which there are 4,857,798 issued and outstanding shares as of the close of business on the date hereof and 17,869,298 shares of Digital Preferred Stock, of which there are issued on the date hereof 1,950,686 shares of Series A Preferred Stock, 6,138,484 shares of Series B Preferred Stock and 9,780,128 shares of Series C Preferred Stock. All outstanding shares of Digital Common Stock and Digital Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Digital or any agreement to which Digital is a party or by which it is bound. Digital maintains the 1995 Stock Plan (the "Digital Stock Plan"), pursuant to which there are outstanding on the date hereof 1,894,625 options to purchase shares of Digital Common Stock and has reserved an additional 1,105,375 shares of the Digital Common Stock for issuance pursuant to options to be granted to employees, consultants and directors of Digital. Section 2.5 of the Digital Disclosure Schedule sets forth a schedule delivered by Digital to Agile of a true and complete list as of the date hereof of all holders of outstanding Options under the Digital Stock Plan, including the number of shares of Digital Common Stock subject to each such Option, the vesting schedule, the exercise price per share and the terms of each such Option. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding sentence, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Digital is a party or by which it is bound obligating Digital to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Digital Capital Stock or obligating Digital to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Digital Capital Stock (i) between or among Digital and any of its Shareholders and (ii) to Digital's knowledge, between or among any of its Shareholders, except for the Shareholders delivering the Voting Agreements. All shares of outstanding Digital Common Stock and Digital Preferred Stock were issued in compliance with all applicable federal and state securities laws. Except for repurchases made by Digital from former service providers of Digital pursuant to the terms of restricted stock purchase agreements, Digital has not repurchased any shares of Digital Capital Stock. There are no unvested shares of Digital Common Stock subject to a right of repurchase by Digital ("Digital Restricted Stock") as of the date hereof nor will there be any shares of Digital Restricted Stock outstanding immediately prior to the Effective Time.

          2.6  Absence of Certain Changes.  Since August 30, 1999, (the
               --------------------------
"Digital Balance Sheet Date"), Digital has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Digital; (ii) any acquisition, sale or transfer of any material asset of Digital other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Digital or any revaluation by Digital assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Digital or any direct or indirect redemption, purchase or other acquisition by Digital of any of its shares of capital stock; (v) any material contract entered into by Digital, other than in the ordinary course of business and as provided to Agile, or any material amendment or termination of, or default under, any material contract to which Digital is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of Digital; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Digital to any of its directors or employees other than customary cost-of-living and customary merit increases in the ordinary course of business consistent with past practice or (viii) any negotiation or agreement by Digital to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Agile and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Digital Capital Stock.

          2.7  Absence of Undisclosed Liabilities.  Digital has no material
               ----------------------------------
obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended August 30, 1999 (the "Digital Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Digital Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Digital Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement. Notwithstanding the foregoing, Digital has made available or delivered to Agile a list of all of its accounts payable (invoiced or otherwise) and other liabilities outstanding as of the date hereof.

          2.8  Litigation.  There is no private or governmental action, suit,
               ----------
proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Digital, threatened against Digital or any of its properties or any of its officers or directors (in their capacities as such) or, to the knowledge of Digital, any basis therefor. There is no judgment, decree or order against Digital, or, to the knowledge of Digital, any of its directors or officers (in their capacities as such), or any basis therefor, that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Digital. All litigation to which Digital is a party (or, to the knowledge of Digital, threatened to become a party) is disclosed in the Digital Disclosure Schedule.

          2.9  Restrictions on Business Activities.  There is no agreement,
               -----------------------------------
judgment, injunction, order or decree binding upon Digital which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Digital, any acquisition of property by Digital or the conduct of business by Digital as currently conducted by Digital.

          2.10  Intellectual Property.
                ---------------------

                (a) For purposes of this Agreement, "Intellectual Property" means:

                     (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

                     (ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

                     (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

                     (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, "Trademarks");

                    (v) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and

                    (vi) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

               (b) Digital owns and has good and marketable title to, or possess legally enforceable rights to use, all Intellectual Property used in the business of Digital as currently conducted by Digital. The Intellectual Property owned by or licensed to Digital collectively constitutes all of the Intellectual Property necessary to enable Digital to conduct its business as such business is currently being conducted.

               (c) With respect to each item of Intellectual Property incorporated into any product of Digital or otherwise used in the business of Digital (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $25,000 on standard terms and conditions, as modified for Digital's operations) ("Digital Intellectual Property") the Digital Disclosure Schedule lists:

                    (i) all Issued Patents and Patent Applications and all registered trademarks, and trademark applications and all registered copyrights, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

                    (ii) the following agreements relating to each of the products of Digital (the "Digital Products") or other Digital Intellectual
Property: all (A) agreements granting any right to distribute or sublicense a Digital Product on any exclusive basis, (B) any exclusive licenses of Intellectual Property to or from Digital, (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to Digital for $25,000 or more, (D) joint development agreements, (E) any agreement by which Digital grants any ownership right to any Digital Intellectual Property owned by Digital, (F) any purchase order relating to Digital Intellectual Property, (G) any option relating to any Digital Intellectual Property, and (H) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Digital Products.

               (d) Section 2.10(d) of the Digital Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which Digital is a party and pursuant to which Digital is authorized to use any Intellectual Property owned by any third party excluding "off the shelf" or other software at a cost not exceeding $25,000 and widely available through regular commercial distribution channels on standard terms and conditions, as modified for Digital's operations ("Third Party Intellectual Property"). Digital has not been subject to an audit by the Software Publishers Association as to any of its Third Party Intellectual Property.

               (e) To the knowledge of Digital, there is no unauthorized use, disclosure, infringement or misappropriation of any Digital Intellectual Property by any third party, including any employee or former employee of Digital. Digital has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or license agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Agile or its counsel. There are no royalties, fees or other payments payable by Digital to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

          (f) Digital has not breached, or received in writing any claim or threat that it has breached (i) any license, sublicense or other agreement (the "License Agreements") to which it is a party relating to Digital Intellectual Property or Third Party Intellectual Property involving more than $10,000 in consideration in each such case, or (ii) any License Agreement in such a manner as would permit any other party to cancel or terminate the same (with or without notice of passage of time) or would provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims) from Digital or give rise to a right of acceleration of any material obligation or loss of any material benefit under any such License Agreement, which in the aggregate could reasonably be expected to have a Material Adverse Effect on Digital. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in an infringement on the Surviving Corporation's right to own or use any Digital Intellectual Property, including any Third Party Intellectual Property.

          (g) All patents, registered trademarks, service marks and copyrights held by Digital are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. Excluding from consideration all "off the shelf" or other software at a cost not exceeding $25,000 and widely available through regular commercial distribution channels on standard terms and conditions, as modified for Digital's operations, Digital is not infringing, misappropriating or making unlawful use of any proprietary asset owned or used by any third party, and Digital has received no notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending or, to the knowledge of Digital, threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Digital Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. Digital has not brought a proceeding alleging infringement of Digital Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

          (h) All current and former officers and employees of Digital who have or had access to Digital's Intellectual Property have executed and delivered to Digital an agreement regarding the protection of proprietary information and the assignment to Digital of any Intellectual Property arising from services performed for Digital by such persons, the form of which has been supplied to Agile, and such form contains no exceptions or exclusions from the scope of its coverage (except as set forth therein). All current and former consultants and independent contractors to Digital involved in the development or modification of Digital's products (including those involved in supporting those products), and/or Digital Intellectual Property have executed and delivered to Digital an agreement in the form delivered to Agile, and such form contains no exceptions or exclusions from the scope of its coverage (except as set forth therein). To Digital's knowledge, no employee or independent contractor of Digital is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Digital. No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Digital Intellectual Property.

          (i) Digital has taken commercially reasonable and customary measures and precautions as necessary to protect and maintain the confidentiality of all Digital Intellectual Property (except such Digital Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all material Intellectual Property it owns or uses. Digital has not disclosed, either directly or through a third party, Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information") owned by Digital to third parties for use or appropriation by such third parties except pursuant to the terms of a written agreement between Digital and such third parties and, to Digital's knowledge, no disclosure, use or appropriation by or for a third party has occurred, either through Digital or through a third party, without Digital's consent. All use, disclosure or appropriation by Digital of Confidential Information not owned by Digital has been pursuant to the terms of a written agreement between Digital and the owner of such Confidential Information, or is otherwise lawful.

          (j) No product liability claims have been communicated in writing to or, to the knowledge of Digital, threatened against Digital.

          (k) A complete list of each of the Digital Products and Digital's proprietary software ("Digital Software"), together with a brief description of each, is set forth in Section 2.10(k) of the Digital Disclosure Schedule. The Digital Software and Digital Products conform in all material respects with any published specification, documentation, or performance standard, as published through any means, provided with respect thereto by or on behalf of Digital.

          (l) Digital is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by Digital, or which may affect the validity, use or enforceability of such Digital Intellectual Property. Digital is not subject to any agreement which restricts in any material respect the use, transfer, or licensing by Digital of the Digital Intellectual Property or Digital Products.

          (m) All of Digital's products in the versions which are in present commercial release, as listed on Section 2.10(k) of the Digital Disclosure Schedule (i) accept input and provide output of data involving dates or portions of dates before, during and after January 1, 2000 in a consistent, defined, disclosed and unambiguous manner as to the appropriate century, (ii) manage, store, manipulate, sort, sequence and perform calculations with respect to data involving dates or portions of dates before, during and after January 1, 2000, consistently and accurately, (iii) recognize, to the extent that such products contain functionality which requires the recognition of leap years generally, the year 2000 as a leap year and (iv) operate continuously without material error, malfunction or interruption caused by or resulting from the change of the centuries from 1999 to 2000, or the transition from any date in the twentieth or twenty-first century to any other date in the twentieth or the twenty-first centuries, and will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000 (collectively, "Year 2000 Compliant").

          (n) To Digital's knowledge, all of the Digital's and its Information Technology (as defined below) is Year 2000 Compliant, and will not cause a material interruption in the ongoing operations of Digital's business as it is presently conducted on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by Digital in the conduct of its business.

     2.11  Interested Party Transactions.  Digital is not indebted to any
           -----------------------------
director, officer, employee or agent of Digital (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Digital. There have been no transactions which would require disclosure if Digital were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

     2.12  Minute Books.  The minute books of Digital made available to Agile
           ------------
contain a complete and accurate summary of actions taken by the board of directors and the shareholders, whether at a meeting or by written consent since the time of incorporation of Digital through the date of this Agreement, except for such actions, if any, the omission of which is not material to Digital, its Shareholders or its business, and reflect all transactions referred to in such minutes accurately in all material respects.

     2.13  Complete Copies of Materials.  [Intentionally Deleted.]
           ----------------------------

     2.14  Material Contracts.  All the Material Contracts (as hereafter
           ------------------
defined) to which Digital is a party are listed in Section 2.14 of the Digital Disclosure Schedule hereto. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect, and to Digital's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect with respect to Digital immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Digital nor, to Digital's knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Digital or, to Digital's knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. Digital is not a party to any oral contract, agreement or other arrangement. "Material Contract" means any contract, agreement or commitment to which Digital is a party (i) involving more than $10,000 in consideration in each such case, or (ii) which if breached by Digital in such a manner as would permit any other party to cancel or terminate the same (with or without notice of passage of time) or would provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Digital or give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment which, if exercised, in the aggregate could reasonably be expected to have a Material Adverse Effect on Digital.

          2.15  Inventory.  The inventories shown on the Financial Statements or
                ---------
thereafter acquired by Digital, were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the Digital Balance Sheet Date, Digital has continued to replenish inventories in a normal and customary manner consistent with past practices. Digital has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Digital, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Digital is not under any liability or obligation with respect to the return of any material item of inventory in the possession of wholesalers, retailers or other customers.

          2.16  Accounts Receivable.  Subject to any reserves set forth in the
                -------------------
Financial Statements, the accounts receivable shown on the Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest and are not subject to valid defenses, set-offs or counter claims.

          2.17  Customers and Suppliers.  As of the date hereof, no customer
                -----------------------
which individually accounted for more than 5% of Digital's gross revenues during the 12 month period preceding the date hereof and no supplier of Digital, has canceled or otherwise terminated, or made any written threat to Digital to cancel or otherwise terminate its relationship with Digital or has at any time on or after the Digital Balance Sheet Date, decreased materially its services or supplies to Digital in the case of any such supplier, or its usage of the services or products of Digital in the case of such customer, and to Digital's knowledge, no such supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with Digital or to decrease materially its services or supplies to Digital or its usage of the services or products of Digital, as the case may be. Digital has not engaged in any fraudulent conduct with respect to, any customer or supplier of Digital.

          Section 2.17 of the Digital Disclosure Schedule sets forth all customers which individually account for 5% or more of Digital's gross revenues during the 12 month period (the "Revenue Period") preceding August 30, 1999, specifically setting forth opposite such customers' respective names (i) their gross revenue amounts during such Revenue Period and (ii) the percentage of gross revenues attributable to such customers during such Revenue Period.

          2.18  Employees and Consultants.  Section 2.18 of the Digital
                -------------------------
Disclosure Schedule or a letter previously delivered by Digital to Agile contains a list of the names of all present employees and consultants of Digital and their respective salaries or wages, other compensation and dates of employment or engagement.

          2.19  Title to Property.  Digital has good and marketable title to all
                -----------------
of its respective properties, interests in properties and assets, real and personal, reflected in the Digital Balance Sheet or acquired after the Digital Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Digital Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or materially interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Digital Balance Sheet. The plants, property and equipment of Digital that are used in the operations of their businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Digital are reflected in the Digital Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. All leases to which Digital is a party are in full force and effect and are valid, binding and enforceable on Digital and, to Digital's knowledge, on the other party, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Agile. Digital owns no real property.

          2.20  Environmental Matters.
                ---------------------

                (a) The following terms shall be defined as follows:

                    (i) "Environmental Laws" shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (defined below), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended ("CERCLA"), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended ("RCRA").

                    (ii) "Hazardous Materials" shall mean any material, chemical, compound, substance, mixture, or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws (defined above) as a "hazardous constituent," "hazardous substance," "hazardous material," "acutely hazardous material," "extremely hazardous material," "hazardous waste," "hazardous waste constituent," "acutely hazardous waste," "extremely hazardous waste," infectious waste," "medical waste," "biomedical waste," "pollutant," "toxic pollutant," or "contaminant," or any other formulation or terminology intended to classify or identify substances, constituents, materials, or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including, without limitation, ignitability, corrosivity, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term "Hazardous Materials" shall include, without limitation, any "hazardous substances" as defined, listed, designated or regulated under CERCLA, any "hazardous wastes" or "solid wastes" as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate, or by-product.

               (b) Digital is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased, or occupied by Digital at any time (collectively, "Digital's Facilities;" such properties or facilities currently used, leased, or occupied by Digital are defined herein as "Digital's Current Facilities"), and no discharge, emission, release, leak, or spill of Hazardous Materials has occurred at any of Digital's Facilities which may or will give rise to liability of Digital under Environmental Laws. To Digital's knowledge, there are no Hazardous Materials (including, but not limited to, asbestos) present in the surface waters, structures, groundwaters, or soils of or beneath any of Digital's Current Facilities. To Digital's knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Digital's Current Facilities. To Digital's knowledge, no Digital employee or other person has claimed that Digital is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Digital, or to Digital's knowledge, threatened against Digital, with respect to Hazardous Materials or Environmental Laws, and Digital is not aware of any facts or circumstances which could form the basis for assertion of a claim against Digital or which could form the basis for liability of Digital, regarding Hazardous Materials or regarding actual or potential non-compliance with Environmental Laws.

          2.21 Taxes.  As used in this Agreement, the terms "Tax" and,
               -----
collectively, "Taxes" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (a) Digital has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Digital or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.

          (b) Digital, as of the Closing Date: (i) will have paid all Taxes shown to be payable on such Returns covered by Section 2.21(a) and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

          (c) There is no Tax deficiency outstanding or assessed or, to the best of Digital's knowledge, proposed against Digital that is not reflected as a liability on the Digital Balance Sheet nor has Digital executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) Digital has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Digital Balance Sheet, whether asserted or unasserted, contingent or otherwise and Digital has no knowledge of any basis for the assertion of any such liability attributable to each of Digital, its assets or operations.

          (e) Digital is not a party to any tax-sharing agreement or similar arrangement with any other party, and Digital has not assumed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

          (f) Digital's Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Digital has not been notified of any request for such an audit or other examination.

          (g) Digital has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

          (h) Digital has disclosed to Agile (i) any Tax exemption, Tax holiday or other Tax sparing arrangement that Digital has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (ii) any expatriate tax programs or policies affecting Digital. Digital is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

          (i) Digital has made available to Agile copies of all Returns filed by Digital for all periods since their inception.

          (j) Digital has never filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Digital.

                    (k) Digital has never been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

                    (l) Digital has not made any payments and is not required to make any payment that will not be fully deductible due to the provisions of
Section 162(m) of the Code.

               2.22 Employee Benefit Plans.
                    ----------------------

                    (a) Section 2.22 of the Digital Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits, or other benefits, whether written or unwritten, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is or has been sponsored, maintained, contributed to, or required to be contributed to by Digital and any trade or business (whether or not incorporated) which is treated as a single employer with Digital within the meaning of Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate), for the benefit of any person who performs or who has performed services for Digital or with respect to which Digital or ERISA Affiliate has or may have any liability or obligation (collectively, the "Digital Employee Plans"). In addition, Section 2.22 of the Digital Disclosure Schedule lists each Digital Employee Plan that has been adopted or maintained by Digital, whether formally or informally, for the benefit of employees outside the United States ("Digital International Employee Plans"). There has been no amendment to, written interpretation or announcement by Digital or ERISA Affiliate which would materially increase the expense of maintaining any Digital Employee Plan above the level of expense incurred with respect to such Digital Employee Plan for the most recent fiscal year included in Digital's financial statements.

                    (b) Documents.  Digital has furnished to Agile true and
                        ---------
complete copies of documents embodying each of the Digital Employee Plans and related plan documents, including, without limitation, to the extent such documents exist, trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses, and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Digital Employee Plan which is subject to ERISA reporting requirements, Digital has provided copies of the Form 5500 reports filed for the last three (3) plan years. Digital has furnished Agile with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Digital Employee Plan, and nothing material has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Digital Employee Plan subject to Code
Section 401(a).

                    (c) Compliance.  (i) Each Digital Employee Plan has been
                        ----------
administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) which are applicable to it, except as would not have, in the aggregate, a Material Adverse Effect, and Digital or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Digital Employee Plans; (ii) any Digital Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination, opinion advisory or notification letter, as applicable, to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter, if applicable, prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer; (iii) none of the Digital Employee Plans promises or provides retiree medical benefits to any person other than as required by law, (iv) there has been no "prohibited transaction," (other than exempt prohibited transactions) as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Digital Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (v) neither Digital nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Digital Employee Plans; (vi) all contributions required to be made by Digital or ERISA Affiliate to any Digital Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Digital Employee Plan as applicable for the current plan years; (vii) with respect to each Digital Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) each Digital Employee Plan subject to ERISA, has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Digital Employee Plan; and (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Digital is threatened, against or with respect to any such Digital Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

          (d) No Title IV or, Multiemployer Plan.  Neither Digital nor any ERISA
              ----------------------------------
Affiliate has ever maintained, established, sponsored, participated in, contributed to, or otherwise incurred any obligation or liability (including without limitation, contingent liability) under any "multiemployer plan" (as defined in Section 3(37) of ERISA) or to any "pension plan" (as defined in
Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Digital nor any ERISA Affiliate has any actual or potential withdrawal liability (including without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

          (e) COBRA, FMLA, HIPAA, CANCER RIGHTS.  With respect to each Digital
              ---------------------------------
Employee Plan, Digital has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder;
(iii) the Health Insurance Portability and Accountability Act ("HIPAA") and (iv) the Cancer Rights Act of 1998 except to the extent that such failure to comply would not in the aggregate, have a Material Adverse Effect. Digital has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation.

          (f) Effect of Transaction.  The consummation of the transactions
              ---------------------
contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Digital or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute bonus or benefits under any Digital Employee Plan), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider (other than full or partial vesting as a result of the actions required under the Agreement). No benefit payable or which may become payable by Digital pursuant to any Digital Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would not be disallowed by reason of
Section 280G of the Code. Each Digital Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquirer or Digital (other than ordinary administration expenses typically incurred in a termination event).

          (g) International Employee Plans.  Each Digital International Employee
              ----------------------------
Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Digital Employee Plan. No Digital International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Digital or Agile from terminating or amending any International Digital Employee Plan at any time for any reason.

     2.23 Employee Matters.  Digital is in compliance with all currently
          ----------------
applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, except for such noncompliance that neither has, nor reasonably would be expected to have, a Material Adverse Effect on Digital. There are no proceedings pending or, to Digital's knowledge, threatened, between Digital, on the one hand, and any or all of its current or former employees, on the other hand, which proceedings have, or would reasonably be expected to have, a Material Adverse Effect on Digital, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Digital's knowledge, threatened, against Digital under any workers' compensation or long term disability plan or policy. Digital is not a party to any collective bargaining agreement or other labor union contract, nor does Digital know of any activities or proceedings of any labor union to organize its employees. Digital has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation earned up through the date of this Agreement, except for those accrued and not yet due.

          2.24  Insurance.  Digital has policies of insurance and bonds of the
                ---------
type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Digital. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Digital is otherwise in compliance with the terms of such policies and bonds. Digital has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          2.25  Compliance With Laws.  Each of Digital has complied with, is not
                --------------------
in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

          2.26  Brokers' and Finders' Fees.  Except for fees payable to
                --------------------------
Broadview International LLC, Digital has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          2.27  Bank Accounts.  Section 2.27 of the Digital Disclosure Schedule
                -------------
sets forth the names and locations of all banks and other financial institutions at which Digital maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

          2.28  Indemnification Claims.  Section 2.28 of the Digital Disclosure
                ----------------------
Schedule sets forth a list of all persons who are parties to director, officer and/or employee indemnification agreements with Digital (the "Indemnification Agreements"). Except as set forth in Section 2.28 of the Digital Disclosure Schedule, there are no outstanding claims under any of the Indemnification Agreements or under any indemnification rights granted pursuant to the Articles of Incorporation or Bylaws of Digital (as currently in effect); and to the best of Digital's knowledge, there are no facts or circumstances which would reasonably be expected to provide a basis for a claim under any such Indemnification Agreement or under any indemnification rights granted pursuant to the Articles of Incorporation or Bylaws of Digital.

          2.29  Power of Attorney.  Except as set forth in Section 2.29 of the
                -----------------
Digital Disclosure Schedule, Digital has not granted to any person a power of attorney or similar authorization that is currently in effect of authority.

          2.30  Permit Application; Information Statement.  The information
                -----------------------------------------
supplied by Digital for inclusion in the application for issuance of a permit (the "Permit Application") pursuant to Section 25121 of the California Securities Act and information statement to be sent to the holders of Digital Shares to consider the Merger (such information statement as amended or supplemented is referred to herein as the "Information Statement"), will not, on the date the fairness hearing is held pursuant to Section 25142 of the California Securities Act (the "Fairness Hearing"), on the date the Information Statement is first mailed to the Shareholders, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Permit Application or the consent solicitation which has become false or misleading. Notwithstanding the foregoing, Digital makes no representation or warranty with respect to any information supplied by Agile or Merger Sub which is contained in any of the foregoing documents.

          2.31  Representations Complete.  None of the representations or
                ------------------------
warranties made by Digital herein or in any Schedule or Exhibit hereto, including the Digital Disclosure Schedule, or certificate furnished by Digital pursuant to this Agreement when all such documents are read together in their entirety, contain, or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     3.   Representations and Warranties of Agile and Merger Sub.  Agile and
          ------------------------------------------------------
Merger Sub hereby represent and warrant to Digital that the statements contained in this Section 3 are true and correct, except as set forth in the disclosure schedule delivered by Agile to Digital on or before the date of this Agreement (the "Agile Disclosure Schedule"). The Agile Disclosure Schedule and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3 and shall qualify only the corresponding paragraph in this Section 3 and any other Section hereof where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

          3.1  Organization, Standing and Power.  Each of Agile and Merger Sub
               --------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Agile and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Agile. Agile has made available a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Agile and Merger Sub, each as amended to date, to Digital. Neither Agile nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

          3.2  Authority.  Agile and Merger Sub have all requisite corporate
               ---------
power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Agile and Merger Sub. The Boards of Directors of Agile and Merger Sub have (i) unanimously approved this Agreement and the Merger and (ii) determined that in their respective opinions the Merger is in the best interests of the stockholders of Agile and Merger Sub, respectively. This Agreement has been duly executed and delivered by Agile and Merger Sub and constitutes the valid and binding obligations of Agile and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Agile or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Agile or any of its subsidiaries or any of their properties or assets. No consent approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Agile or any of its subsidiaries in connection with the execution and delivery of this Agreement by Agile and Merger Sub or the consummation by Agile and Merger Sub of the transactions contemplated hereby, except for (i) the Certificate of Merger in Delaware as provided in Section 1.2,
(ii) the filing by Agile of an application for qualification by permit with the State of California pursuant to Section 25121 of the California Securities Act,
(iii) the filing, if any, of a Form 8-K with the Securities and Exchange Commission ("SEC") and National Association of Securities Dealers ("NASD"), (iv) the issuance of a permit qualifying the issuance of the Agile Common Stock after a Fairness Hearing before the California Department of Corporations or, to the extent that such permit is not issued by the State of California, the filing of a Registration Statement (defined in Section 5.8), (v) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (vi) the filing with the NASDAQ National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Agile Common Stock issuable upon conversion of the Digital Common Stock in the Merger, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Agile and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

          3.3  SEC Documents; Financial Statements.  Agile has made available to
               -----------------------------------
Digital all statements, reports, registration statements and other filings filed with the SEC by Agile since June 23, 1999 ("EDGAR Filings"), and, prior to the Effective Time, Agile will have made available to Digital any additional EDGAR Filings prior to the Effective Time (collectively together with the documents described in the following sentence, the "Agile SEC Documents") and will promptly make available to Digital all exhibits to any additional Agile SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Agile SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect except those which have expired in accordance with their terms, and neither Agile nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Agile SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act and none of the Agile SEC

Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Agile SEC Document prior to the date hereof. Agile has filed each Agile SEC Document on or before the applicable filing deadline for such document and Agile is not currently and, immediately prior to the Effective Time, will not be untimely in its filing of any document which is required to be filed with the SEC or otherwise not in compliance with any SEC filing or reporting requirement. The financial statements of Agile, including the notes thereto, included in the Agile SEC Documents (the "Agile Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Agile Financial Statements fairly present the consolidated financial condition and operating results of Agile and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring yearend adjustments). There has been no change in Agile accounting policies except as described in the notes to the Agile Financial Statements.

          3.4  Capital Structure.  The authorized capital stock of the Agile is
               -----------------
(i) 100,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, and as of the close of business on October 1, 1999, 20,701,988 shares of Agile Common Stock, and no shares of Agile preferred stock, were issued and outstanding. There are no other outstanding shares of capital stock or voting securities of Agile other than shares of Agile Common Stock issued after October 1, 1999, upon the exercise of stock options under Agile's 1999 Stock Option Plan (the "Agile Stock Option Plan"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, 1,000 of which are issued and outstanding and all of which are held by Agile. As of the close of business on October 1, 1999, Agile has reserved 3,038,444 shares of Agile Common Stock pursuant to the Agile Stock Option Plan, of which 1,790,525 shares are subject to outstanding, unexercised options. Except as set forth above, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Agile or Merger Sub is a party or by which either of them is bound obligating Agile or Merger Sub to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Agile or Merger Sub or obligating Agile or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Agile Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and unassessable.

          3.5  Interim Operations of Merger Sub.  Merger Sub was formed solely
               --------------------------------
for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

          3.6  Permit Application; Information Statement.  The information
               -----------------------------------------
supplied by Agile for inclusion in the Permit Application and the Information Statement, will not, on the date of the Fairness Hearing, on the date the Information Statement is first mailed to the Shareholders, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Permit Application or the consent solicitation which has become false or misleading. Notwithstanding the foregoing, Agile makes no representation or warranty with respect to any information supplied by Digital which is contained in any of the foregoing documents.

          3.7  Capital Resources.  Agile has sufficient capital resources to pay
               -----------------
the $20,000,000 cash amount of the aggregate Per Share Cash Consideration.

          3.8  Representations Complete.  None of the representations or
               ------------------------
warranties made by Agile or Merger Sub herein or in any Schedule hereto, including the Agile Disclosure Schedule, or certificate furnished by Agile or Merger Sub pursuant to this Agreement, or the Agile SEC Documents, or any written statement furnished to Digital pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     4.   Conduct Prior To The Effective Time.
          -----------------------------------

          4.1  Conduct of Business of Digital.  During the period from the date
               ------------------------------
of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Digital agrees, except to the extent that Agile shall otherwise consent in writing, which consent shall not be unreasonably withheld, to carry on Digital's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of Digital when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its reasonable best efforts consistent with past practice and policies to preserve intact Digital's present business organizations, keep available the services of Digital's present officers and key employees and preserve Digital's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired Digital's goodwill and ongoing businesses at the Effective Time. Digital shall promptly notify Agile of any event or occurrence or emergency not in the ordinary course of business of Digital and any material event involving Digital. Except as expressly contemplated by this Agreement as set forth in Section 4.1 of the Digital Disclosure Schedule, Digital shall not, without the prior written consent of Agile, which consent shall not be unreasonably withheld:

               (a) Material Contracts.  Enter into any material contract or
                   ------------------
commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

               (b) Issuance of Securities.  Issue, deliver or sell or authorize
                   ----------------------
or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

          (c) Intellectual Property.  Transfer to any person or entity any
              ---------------------
rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

          (d) Exclusive Rights.  Enter into or amend any agreements pursuant to
              ----------------
which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Digital Products or Digital Intellectual Property;

          (e) Dispositions.  Sell, lease, license or otherwise dispose of or
              ------------
encumber any of its properties or assets which are material individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

          (f) Indebtedness.  Incur any indebtedness for borrowed money or
              ------------
guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others; provided, however, that Digital may allow holders of options under the Digital Stock Option Plan to purchase Digital Common Stock upon exercise thereof with interest bearing promissory notes;

          (g) Agreements.  Enter into, terminate or amend, in a manner which
              ----------
will adversely affect the business of Digital (i) any agreement involving an obligation to pay or the right to receive $10,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Digital Products, or
(iii) any other agreement which is material to the business or prospects of Digital;

          (h) Payment of Obligations.  Pay, discharge or satisfy in an amount in
              ----------------------
excess of $10,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Digital Financial Statements;

          (i) Capital Expenditures.  Make any capital expenditures, capital
              --------------------
additions or capital improvements except in the ordinary course of business and consistent with past practice;

          (j) Insurance.  Materially reduce the amount of any material insurance
              ---------
coverage provided by existing insurance policies;

          (k) Termination or Waiver.  Terminate or waive any right of
              ---------------------
substantial value, other than in the ordinary course of business;

          (l) Employee Benefit Plans; New Hires; Pay Increases.  Amend any
              ------------------------------------------------
Digital Employee Plan or adopt any plan that would constitute a Digital Employee Plan or hire any new officer level employee, pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof), or increase the benefits, salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

          (m) Severance Arrangements.  Grant any severance or termination pay or
              ----------------------
benefits (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to written agreements outstanding on the date hereof or
(B) grants which are made in the ordinary course of business in accordance with its standard past practice;

          (n) Lawsuits.  Commence a lawsuit other than (i) for the routine
              --------
collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Agile prior to the filing of such a suit, or (iii) for a breach of this Agreement;

          (o) Acquisitions.  Acquire or agree to acquire by merging or
              ------------
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate to its business, taken as a whole;

          (p) Taxes.  Other than in the ordinary course of business, make or
              -----
change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

          (q) Revaluation.  Revalue any of its assets, including without
              -----------
limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (r) Other.  Take or agree in writing or otherwise to take, any of the
              -----
actions described in Sections 4.1(a) through (q) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

     4.2  No Solicitation.  Until the earlier of (i) the Effective Time, or
          ---------------
(ii) the date of termination of this Agreement pursuant to the provisions of
Section 7 hereof, Digital shall not (nor shall Digital permit, as applicable, any of Digital's officers, directors, employees, shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Agile and its designees: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of Digital's business, properties or technologies, or any material amount of Digital's Capital Stock, whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning Digital's business, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any material part of Digital Capital Stock, any of its capital stock or assets of the Company, other than inventory in the ordinary course of business, or (d) enter into any agreement with any person providing for the acquisition of Digital, whether by merger, purchase of assets, tender offer or otherwise. In the event that Digital, or any of the Digital's affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, Digital shall promptly notify Agile, but not later than 24 hours thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Agile may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Agile shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Agile may be entitled at law or in equity.

     5.   Additional Agreements.
          ---------------------

          5.1  Preparation of Permit Application/Information Statement.
               -------------------------------------------------------

               (a) As soon as practicable after the execution of this Agreement, Digital shall prepare, with the cooperation of Agile, an Information Statement for the Shareholders to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Agile Common Stock to be received by the holders of Digital Common Stock in the Merger. Agile and Digital shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Agile and Digital agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Digital will promptly advise Agile, and Agile will promptly advise Digital, in writing if at any time prior to the Effective Time either Digital or Agile shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Digital that the Digital shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Shareholders. Anything to the contrary contained herein notwithstanding, Digital shall not include in the Information Statement any information with respect to Agile or its affiliates or associates, the form and content of which information shall not have been approved by Agile prior to such inclusion.

               (b) As soon as practicable after the execution of this Agreement, Agile shall prepare, with the cooperation of Digital, the Permit Application. Agile and Digital shall each use reasonable commercial efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Agile and Digital agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application. Digital will promptly advise Agile, and Agile will promptly advise Digital, in writing if at any time prior to the Effective Time either Digital or Agile shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Agile shall not include in the Permit Application any information with respect to Digital or its affiliates or associates, the form and content of which information shall not have been approved by Digital prior to such inclusion.

          5.2  Approval of Shareholders.  Digital shall promptly after the date
               ------------------------
hereof use reasonable best efforts to take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to obtain by written consent, the approval of the Digital shareholders of the Merger as soon as practicable, provided that Digital shall not be required to take any action that could reasonably be expected to adversely affect the possibility of obtaining the Permit pursuant to the Fairness Hearing. Subject to Section 5.1, Digital shall use its efforts to solicit from Shareholders the vote or consent in favor of the Merger and shall use reasonable best efforts to secure the vote or consent of shareholders required to effect the Merger.

          5.3  Access to Information.
               ---------------------

               (a) Digital shall afford Agile and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Digital's properties, personnel books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Digital as Agile may reasonably request. Agile shall likewise provide Digital with reasonable access customarily associated with seller-side due diligence in connection with a merger where the merger consideration includes shares of the acquiring entity.

               (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Agile and Digital shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

               (c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          5.4  Confidentiality.  The terms of that certain Confidentiality
               ---------------
Agreement, previously executed by the parties on July 22, 1999 (the "Confidentiality Agreement") shall remain in effect pursuant to its terms during the term hereof.

          5.5  Public Disclosure.  Unless otherwise permitted by this Agreement,
               -----------------
Agile and Digital shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD upon prior notice to the other party. The foregoing shall not be construed as prohibiting Digital from indicating in general terms in response to inquiries from third parties concerning a potential acquisition that it is under a contractual obligation not to discuss such matters.

          5.6  Consents; Cooperation.
               ---------------------

               (a) Each of Agile and Digital shall promptly apply for or otherwise seek, and use reasonable best efforts to obtain, all consents and approvals required to be obtained by it from Governmental Authorities for the consummation of the Merger and all necessary consents, waivers and approvals pursuant to an agreement listed in Sections 2.3, 2.10, 2.14, 2.22 and 2.24 of the Digital Disclosure Schedule (except for such agreements which are to be terminated at or before Closing pursuant to the terms hereof) and Section 3.2 of the Agile Disclosure Schedule in connection with the Merger for the assignment thereof or otherwise.

               (b) Notwithstanding anything to the contrary in Section 5.6(a), neither Agile nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Agile or on Agile combined with the Surviving Corporation after the Effective Time.

          5.7  Shareholder Voting Agreement.  [Intentionally Deleted.]
               ----------------------------

          5.8  Exemption from Federal Registration; California Blue Sky.  The
               --------------------------------------------------------
parties shall use their reasonable best efforts to cause the Agile Common Stock to be issued in connection with the Merger to be issued in a transaction exempt from registration under the Securities Act by reason of Section 3(a)(10) thereof, and to cause the Agile Common Stock and the assumption of the Assumed Options hereunder to be qualified under the California Securities Act, pursuant to Section 25121 thereof, after the Fairness Hearing has been held pursuant to the authority granted by Section 25142 of such California Securities Act; provided however, that if notwithstanding such exercise of reasonable best efforts, the parties fail to obtain such qualification by permit of such Agile Common Stock, the parties agree that Agile, with full cooperation of Digital, shall promptly prepare and file with the Securities and Exchange Commission an appropriate registration form (the "Registration Statement") in connection with the offer and issuance of the Agile Common Stock pursuant to the Merger.

          5.9   Securityholder Agreement; Lock-Up.  Digital shall use its
                ---------------------------------
reasonable best efforts to cause each securityholder of Digital receiving Agile Common Stock as Merger Consideration, and/or Agile Common Stock upon conversion of Warrants and/or having Digital Options converted into Assumed Options pursuant to the Merger (the "Securityholders"), prior to the Closing Date, to execute and deliver a Securityholder Agreement in the form attached as Exhibit D
                                                                       ---------
hereto. Pursuant to (A) Section 1 of the Securityholder Agreement, such Securityholders will execute and deliver concurrently with the Securityholder Agreement a "lock-up" agreement with Agile and Morgan Stanley & Co. Incorporated, among others, ("the Morgan Stanley Group") in the form attached as Exhibit A thereto (the "Lock-Up Agreement"), pursuant to which, among other
---------
matters, such Securityholder shall agree with the Morgan Stanley Group not to offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of Agile Common Stock or any rights to acquire Agile Common Stock for such period of time from and after the Effective Time in connection with Agile's current effective registration statement (Registration No. 333-81387) pursuant to its initial public offering (the "Current Effective Registration") and (B) Section 2 of such Securityholder Agreement, such Securityholders shall agree with Agile to such restrictions regarding dispositions in the event of, and contingent on, other underwritten public offerings filed under the Securities Act subsequent to the Effective Time (the "Prospective Effective Registrations," and collectively with the Current Effective Registration, the "Effective Registrations"), all as established under such Securityholder Agreement, provided that the terms of such restrictions are no more restrictive than those required of all Agile securityholders holding a comparable number of shares of Agile Common Stock outstanding or under an option or other security to purchase shares of Agile Common Stock.

          5.10  Legal Requirements.  Each of Agile, Merger Sub and Digital will,
                ------------------
and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

          5.11  Employee Options.  At the Effective Time, certain employees of
                ----------------
Digital, as mutually selected by the parties hereto shall be granted new options to purchase shares of Agile Common Stock under and pursuant to the Agile Stock Option Plan and having a fair market value on the date of grant thereof, based on the closing price per share of Agile Common Stock as quoted on the NASDAQ National Market System as of the Closing Date, an aggregate amount of $5,000,000 after netting the exercise price under such options in the amounts set forth opposite the name of each such employee. Such options so granted shall be governed under the terms and conditions of the Agile Stock Option Plan, provided that the options will vest as to 25% of the underlying shares no later than, on a weighted average basis, the six-month anniversary from the Closing Date (the "Initial Vesting Date") and the remaining 75% of the underlying shares will vest in equal installments on a monthly basis over no greater than an additional 18-month period after the Initial Vesting Date.

          5.12  Escrow Agreement.  On or before the Effective Time, Agile,
                ----------------
Escrow Agent (defined below) and the Shareholders' Agent (as defined in Section 8 hereto) will execute the Escrow Agreement contemplated by Section 8 in the form attached hereto as Exhibit E ("Escrow Agreement").
                        ---------

          5.13  Option Exercise.  [Intentionally deleted.]
                ---------------

          5.14  Assumed Options; SEC Filing.  Agile shall take all corporate
                ---------------------------
action necessary to reserve for issuance a sufficient number of shares of Agile Common Stock for delivery under the Assumed Options. Within thirty (30) days after the Effective Time, Agile shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Agile Common Stock subject to the Assumed Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses in connection therewith) for so long as the Assumed Options remain outstanding.

          5.15  Reorganization.  Agile and Digital shall each use its reasonable
                --------------
best efforts to cause the business combination to be effected by the Merger to qualify as a "reorganization" described in Section 368 of the Code and to obtain the opinion of its respective counsel contemplated by Sections 6.2(g) and 6.3(c). Each party shall make such representations as counsel to the parties shall reasonably request to enable them to render such opinions.

          5.16  Digital Warrants Exercise.  [Intentionally deleted.]
                -------------------------

          5.17  Directors' and Officers' Indemnification.  For 6 years after the
                ----------------------------------------
Effective Time, Agile and the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless each present and former officer and director of Digital, and each person who become any of the foregoing prior to the Effective Time (each, a "Digital Indemnified Party") against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Agile or the Surviving Corporation such consent not to be unreasonably withheld) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required under applicable California law, the terms of the Articles or Bylaws of Digital, provided, however, that nothing herein shall limit Agile's rights set forth in Section 8 hereof.

          5.18  Employees.  Digital shall use its reasonable best efforts to
                ---------
cause:

                (a) each of Scott Hammond, and the employees of Digital as mutually determined by the parties hereto (the "Designated Employees"), to enter into employment with Agile;

                (b) each Designated Employee, except for Scott Hammond, to execute a Non-Solicitation Agreement in the form attached hereto as Exhibit F
                                                                    ---------
(the "Non-Solicitation Agreement");

                (c) Scott Hammond to execute a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit G (the "Non-
                                                      ---------
Competition and Non-Solicitation Agreement"); and

                (d) each Designated Employee to execute and deliver an Assignment of Inventions and Non-Disclosure Agreement in the form provided by Agile (the "Inventions Agreement").

          5.19  Employee Registration Rights.  The parties agree that, in the
                ----------------------------
event employees of Agile ("Agile Employees") are permitted to register for sale, in the aggregate, a total amount of shares of Agile Common Stock ("Agile Employee Holdings") exceeding 28% (the "Threshold Percentage") of their aggregate holdings of Agile Common Stock pursuant to a Prospective Effective Registration prior to the expiration of the "lock-up" period under the Lock-Up Agreement, then the employees of Digital shall be entitled to register for sale in such Prospective Effective Registration the percentage of their aggregate total holdings of Agile Common Stock equal to the differential between the actual percentage of shares of Agile Employee Holdings permitted to be registered for sale and the Threshold Percentage.

          5.20  Preferred Registration Rights and Obligations Agreement; Letter
                ---------------------------------------------------------------
of Transmittal and Custodian Agreement.  Digital shall use its reasonable best
--------------------------------------
efforts to cause all holders of Digital Preferred Stock and Warrants to acquire Digital Preferred Stock to enter into the Preferred Registration Rights and Obligations Agreement and the Letter of Transmittal and Custodian Agreement thereto.

          5.21  Expenses; Transaction Fees.  Whether or not the Merger is
                --------------------------
consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. The parties agree that all legal, accounting and investment banking fees incurred by Digital in connection with the Merger shall be deemed to be expenses of Digital and shall not become obligations of the Shareholders.

          5.22  Termination of 401(k) Plan.  Digital agrees to take appropriate
                --------------------------
corporate action through its Board of Directors to terminate any and all Digital Employee Plans that Digital maintains or sponsors which are subject to the requirements of Section 401(k) of the Code (the "401(k) Plan") prior to the Closing Date and agrees that no further contributions shall be made to the 401(k) Plan on or after the Closing Date. Prior to the Closing Date, Digital shall provide to Agile (i) documentation evidencing (to the reasonable satisfaction of Agile) that any restatement or amendment to the 401(k) Plan was duly authorized and timely adopted by Digital; (ii) executed resolutions by Digital's Board of Directors authorizing the termination of the 401(k) Plan and
(iii) an executed amendment to the 401(k) Plan to add all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of termination.

     6.   Conditions to the Merger.
          ------------------------

          6.1  Conditions to Obligations of Each Party to Effect the Merger.
               ------------------------------------------------------------
The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the

Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a) Shareholder Approval.  This Agreement and the Merger shall be
              --------------------
approved and adopted by the Shareholders by the requisite vote under applicable law and the Digital's Articles of Incorporation.

          (b) Fairness Hearing; Registration Statement.  The Fairness Hearing
              ----------------------------------------
shall have been held by the Department of Corporations of the State of California and a permit for the issuance of Agile securities shall have been issued by the State of California or, pursuant to Section 5.8 hereof, the Registration Statement shall have been declared effective by the SEC.

          (c) No Injunctions or Restraints; Illegality.  No temporary
              ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would have a Material Adverse Effect on either Agile or on Agile combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (d) Governmental Approval.  Agile, Digital and Merger Sub and their
              ---------------------
respective subsidiaries, if any, shall have timely obtained from each Governmental Entity (as defined below) all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, and under state blue sky laws, other than filings and approvals relating to the Merger on any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect on Agile after the Effective Time.

     6.2  Additional Conditions to the Obligations of Agile and Merger Sub. The
          ----------------------------------------------------------------
obligations of Agile and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Agile:

          (a) Representations, Warranties and Covenants.  The representations
              -----------------------------------------
and warranties of Digital set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specific date which shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not individually or in the aggregate have a Material Adverse Effect. Agile and Merger Sub shall have received a certificate signed on behalf of Digital by the chief executive officer and the chief financial officer of Digital to the effect set forth in this paragraph.

          (b) Performance of Obligations.  Digital shall have performed and
              --------------------------
complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

          (c) Conversion of Preferred Stock.  The Digital Preferred Stock shall
              -----------------------------
have been converted into Digital Common Stock.

          (d) Tax Opinion.  Agile shall have received a written opinion from
              -----------
Gray Cary Ware & Freidenrich LLP to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
Section 368 of the Internal Revenue Code.

          (e) Escrow Agreement.  Escrow Agent and the Shareholders' Agent (as
              ----------------
defined in Section 8 hereof) shall have entered into the Escrow Agreement.

          (f) Non-Competition and Non-Solicitation Agreement.  Scott Hammond and
              ----------------------------------------------
Agile shall have entered into the Non-Competition and Non-Solicitation
Agreement.

          (g) No Material Adverse Change.  There shall not have occurred any
              --------------------------
material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Digital, taken as a whole, but shall not include any of the following in and of themselves, either alone or in combination: (i) any effect or change occurring as a result of (A) general economic or financial conditions or (B) other developments which are not unique to Digital but also affect other persons who participate or are engaged in the lines of business in which Digital participates or is engaged and (ii) any change or effect on the financial condition, properties, assets, liabilities, business, operations, results of operations, or prospects of Digital, taken as a whole, following the date of this Agreement attributable to the announcement of this Agreement or the transactions contemplated hereby.

          (h) No Material Changes in Balance Sheet.  There shall not have
              ------------------------------------
occurred any material adverse changes in Digital's Balance Sheet (including, but not limited to, cash contributions or material decreases in net assets) between September 17, 1999 and the Closing Date.

          (i) Securityholder Agreement; Lock-Up Agreement.  All securityholders
              -------------------------------------------
of Digital shall have executed and delivered the Securityholder Agreement and a Lock-Up Agreement in the form exhibited in such Securityholder Agreement.

          (j) Dissenters' Rights.  Not more than nine percent (9%) of the
              ------------------
Digital Capital Stock outstanding immediately prior to the Effective Time shall have voted against the Merger or shall otherwise be eligible as Dissenters' Shares.

          (k) Legal Opinion.  Agile shall have received a legal opinion from
              -------------
Wilson Sonsini Goodrich & Rosati, Professional Corporation substantially in the form of Exhibit H hereto.
        ---------

          (l) Termination of 401(k) Plan.  Digital shall have taken the actions
              --------------------------
described in Section 5.22 to terminate the 401(k) Plan.

          (m) Preferred Registration Rights and Obligations Agreement.  All
              -------------------------------------------------------
holders of Digital Preferred Stock shall have executed and delivered the Preferred Registration Rights and Obligations Agreement.

          (n) Letter of Transmittal and Custodian Agreement.  All holders of
              ---------------------------------------------
Digital Preferred Stock shall have executed and delivered a Letter of Transmittal and Custodian Agreement.

          (o) Warrants.  Digital shall have taken all actions required under
              --------
Section 1.6(f)(iv) hereof.

     6.3  Additional Conditions to Obligations of Digital.  The obligations of
          -----------------------------------------------
Digital to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Digital:

          (a) Representations, Warranties and Covenants.  The representations
              -----------------------------------------
and warranties of Agile and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specific date which shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not individually or in the aggregate have a Material Adverse Effect with respect to, Agile and Merger Sub. Digital shall have received a certificate signed on behalf of Agile by an authorized officer of Agile to the effect set forth in this paragraph.

          (b) Performance of Obligations.  Agile and Merger Sub shall have
              --------------------------
performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing and Digital shall have received a certificate executed on behalf of Agile and Merger Sub by the chief executive officer and the chief financial officer of Agile and Merger Sub, respectively.

          (c) Tax Opinion.  Digital shall have received a written opinion from
              -----------
Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

          (d) Nasdaq Listing.  The shares of Agile Common Stock to be issued to
              --------------
the Shareholders pursuant to this Agreement shall have been authorized for listing on the Nasdaq Stock Market upon official notice of issuance.

          (e) Delivery of Cash Consideration.  The cash consideration issuable
              ------------------------------
to the Shareholders and Warrantholders pursuant to this Agreement shall have been delivered to the Exchange Agent.

          (f) Legal Opinion.  Digital shall have received a legal opinion from
              -------------
Gray Cary Ware & Freidenrich LLP substantially in the form of Exhibit I hereto.
                                                              ---------

     7.   Termination, Amendment and Waiver.
          ---------------------------------

          7.1  Termination.  This Agreement may be terminated at any time prior
               -----------
to the Effective Time (with respect to Section 7.1(b) through Section 7.1(d), by written notice by the terminating party to the other party):

               (a) by the mutual written consent of Agile and Digital;

               (b) by either Agile or Digital if the Merger shall not have been consummated by January 31, 2000, provided, however, that the right to terminate
                                 --------
this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

               (c) by either Agile or Digital if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement; or

               (d) by Agile or Digital, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in
Section 6.1 or 6.2 (in the case of termination by Agile) or Section 6.1 or 6.3 (in the case of termination by Digital) not to be satisfied and (ii) shall not have been cured within fifteen (15) business days following receipt by the breaching party of written notice of such breach from the other party, provided that such notifying party shall not be able to terminate the Agreement if it is likewise in breach of any such representation, warranty, covenant or agreement.

          7.2  Effect of Termination.  In the event of termination of this
               ---------------------
Agreement as provided in Section 7.1, there shall be no liability or obligation on the part of Agile, Digital, Merger Sub or their respective officers, directors, or stockholders, except to the extent that such termination results from the breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections 5.4, 5.21, 7.1, 9.4 and 9.8 shall remain in full force and effect and survive any termination of this Agreement.

          7.3  Amendment.  This Agreement may be amended by the parties hereto,
               ---------
by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.4  Extension; Waiver.  At any time prior to the Effective Time, the
               -----------------
parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     8.   Escrow and Indemnification.
          --------------------------

          8.1  Escrow Fund.
               -----------

               (a) Pursuant to Section 1.7(j) hereof, and as soon as practicable after the Effective Time, the Indemnification Shares shall be registered in the name of, and be deposited with, State Street Bank and Trust Company (or such other institution selected by Agile with the reasonable consent of Digital) as escrow agent (the "Escrow Agent"), the treatment of which shall be governed by the terms set forth herein, and in the Escrow Agreement. The foregoing deposit consisting of the Escrowed Consideration, shall constitute the escrow fund (the "Escrow Fund") and will be governed by the terms set forth herein and in the Escrow Agreement. Agile may not receive any proceeds from the Escrow Fund unless and until one or more Officer's Certificates (as defined in Section 8.3 below) identifying Damages (as defined in Section 8.2(b) below) in excess of $250,000 (the "Basket Amount") has or have been delivered to the Escrow Agent as provided in paragraph 8.4 below, in which case Agile shall be entitled to recover for all Damages (as defined in Section 8.2(b) below) so identified, which when aggregated with all other Damages, exceed $125,000, provided however, that Agile shall be entitled to recover for all Damages arising from, or connected to, the Digital Litigation Matters (defined in Section 8.2(b)), including, without limitation, the Basket Amount at such time as the identified Damages arising from, or connected to, the Digital Litigation Matters (when aggregated with all other Damages) exceed the Basket Amount. In the event Agile issues any Additional Escrow Shares (as defined below), such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the shares of Agile Common Stock delivered pursuant to this Section 8.1(a) (the "Escrow Shares").

               (b) Except for dividends paid in stock declared with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be treated as set forth in Section 8.1(a) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the former Shareholders and Warrantholders on a pro rata basis based on the number of Escrow Shares contributed to the Escrow Fund. Each former Shareholder or Warrantholder will have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such former Shareholder or Warrantholder so long as such Escrow Shares are held in escrow ("Escrow") and Agile will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the former Shareholders and Warrantholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

          8.2  Indemnification.
               ---------------

               (a) Survival of Representations, Warranties and Covenants.
                   -----------------------------------------------------
Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which

Agile may have as a result of such investigation or otherwise, Agile will be entitled to rely upon Digital's representations, warranties and covenants set forth in this Agreement (as modified by the Digital Disclosure Schedule) or in any certificate, schedule or exhibit delivered pursuant hereto. The obligations of Digital with respect to such representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until the date twelve (12) months following the Closing Date (the "Termination Date"), at which time the representations, warranties and covenants of Digital set forth in this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto will terminate; provided, however, that thereafter Digital will remain liable to the extent set forth below for Damages provided that a notice of such Damages has been delivered to such party on or before the Termination Date and until such time as such indemnity claim has been fully quantified and/or decided, settled or adjudicated.

          (b) Indemnification by Digital.  Subject to the limitations set forth
              --------------------------
in this Section 8, the Shareholders and Warrantholders immediately prior to the Effective Time (collectively, the "Shareholder Indemnitors") will jointly and severally indemnify and hold harmless Agile and the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Agile or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "Agile Indemnified Person" and collectively as "Agile Indemnified Persons") from and against any and all any and all debts, obligations and other liabilities, losses, damages (including any diminution in value of Digital or its assets and all actual, punitive and consequential damages), claims, fines, fees, penalties, interest obligations, deficiencies, and expenses (including, without limitation, amounts paid in settlement, interest, court costs, reasonable out-of-pocket fees and expenses of investigators, attorneys, accountants, financial advisors and other experts, and other reasonable out-of-pocket expenses of litigation, whether or not such litigation is resolved against Agile) ("Damages") directly or indirectly arising from, or connected to,
(i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Digital in this Agreement, the Digital Disclosure Schedules or any schedule to this Agreement; (ii) any claim by a third party, which if true, would constitute a misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Digital in this Agreement, the Digital Disclosure Schedules or any schedule to this Agreement; or (iii) the litigation matters described and set forth in Schedule 8.2(b) attached hereto (each a "Digital Litigation Matter," and collectively, the "Digital Litigation Matters").

          (c) Maximum Indemnification.  In the event the Shareholder Indemnitors
              -----------------------
shall have any liability for indemnification or otherwise (including without limitation, for breach of covenants or otherwise at law or equity) to any Agile Indemnified Person under this Agreement, the sole satisfaction of such liability shall be from the Escrow Fund, provided however, that nothing in this Agreement shall limit the liability in amount, indemnification period, or otherwise (i) of Digital with respect to fraud or criminal activity or (ii) of any Shareholder Indemnitor with respect to fraud or criminal activity or in connection with any breach by such Shareholder Indemnitor of any representation or covenant of such Shareholder Indemnitor in any of the agreements which are Exhibits hereto or any agreement, certificate or document delivered by such Shareholder Indemnitor (excluding those entered into as an authorized and qualified representative on behalf of Digital) in connection with the Merger and the transactions contemplated thereby to which such Shareholder Indemnitor is a party or otherwise bound.

     8.3  Escrow Period; Release From Escrow.
          ----------------------------------

          (a) The Escrow Period shall terminate upon the expiration of twelve
(12) months after the Effective Time, provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of Agile, subject to the objection of the Shareholders' Agent (defined below) and the subsequent arbitration of the matter in the manner provided in Section 8.6 hereof, is necessary or reasonably potentially necessary to satisfy any unsatisfied or unquantified claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period shall remain in the Escrow Fund until such claims have been quantified or resolved.

          (b) Within three (3) business days after the Termination Date (the "Release Date"), the Escrow Agent shall release from escrow to the Shareholder Indemnitors their pro rata portion of the Escrow Shares in the Escrow Fund, less with respect to each such Shareholder Indemnitor the number of Escrow Shares in the Escrow Fund with a value (as determined pursuant to Section 8.4) equal to
(A) such Shareholder Indemnitor's pro rata portion of any Escrow Shares delivered to Agile in accordance with Section 8.4 in satisfaction of indemnification claims by an Agile Indemnified Person and (B) such Shareholder Indemnitor's pro rata portion of any liability subject to delivery to an Agile Indemnified Person in accordance with Section 8.3(a) with respect to any pending but unquantified or unresolved indemnification claims of an Agile Indemnified Person. Any Escrow Shares in the Escrow held as a result of clause (B) shall be released to the Shareholder Indemnitors or released to Agile (as appropriate) promptly upon quantification or resolution of each specific indemnification claim involved. Escrow Shares in the Escrow shall be released to the respective Shareholder Indemnitors, in proportion to their respective percentage interest in the Escrow Fund as specified in Appendix B to the Escrow Agreement. Agile will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrowed Consideration and Additional Escrow Shares in the Escrow so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from Escrow to the Shareholder Indemnitors. In lieu of any fraction of an Escrow Share to which a Shareholder Indemnitor would otherwise be entitled, such holder will receive from Agile an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Escrow Release Price (as defined in Section 8.4).

          (c) No Escrow Shares in the Escrow Fund or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Shareholder Indemnitor or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such Shareholder Indemnitor prior to the delivery to such Shareholder Indemnitor of his pro rata portion of the Escrow Fund by the Escrow Agent as provided herein.

          (d) The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. Agile will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

     8.4  Claims Upon Escrow Fund.  Upon receipt by the Escrow Agent on or
          -----------------------
before the Release Date of a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of Agile (an "Officer's Certificate") stating that with respect to the indemnification obligations of the Shareholder Indemnitors in Section 8.2, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, default of a covenant or other agreement or claim to which such item is related, or the manner in which it is related to a Digital Litigation Matter, the Escrow Agent shall, subject to the provisions of this Section 8, deliver to Agile out of the Escrow Fund, as promptly as practicable after the claim is determined to be undisputed or any dispute concerning the claim is resolved as set forth in this Section 8, Agile Common Stock, cash or other assets held in the Escrow Fund having a value equal to such Damages, provided, however, that if the claim is based on a third-party claim, including a Digital Litigation Matter, that has not been fully adjudicated or settled or is not otherwise reasonably quantifiable by objective means, then the Officer's Certificate shall so state and briefly describe the circumstances that affect the quantifiability of the claimed amount. At such time, if any, as Agile enters into a settlement pursuant to Section 8.9(b) with respect to a claim made in an Officer's Certificate that was unquantified and the Shareholders' Agent has not consented in writing to such settlement, Agile will file a supplementary Officer's Certificate (which may be filed after the Release
Date) with respect to such claim. For the purpose of compensating Agile for its Damages pursuant to this Agreement, the Escrow Shares shall be valued at the Escrow Release Price (defined below). For purposes of this Agreement, the term "Escrow Release Price" shall mean the average of the closing price per share of Agile's Common Stock as quoted on the NASDAQ National Market System, as reported on the West Coast Edition of the Wall Street Journal, for the 10 consecutive trading days ending five (5) trading days (such average to include the closing price per share of Agile Common Stock on the first day of the five trading days) prior to the date on which the Escrow Agent releases the Escrow Shares to Agile in accordance with this Section 8 and the Escrow Agreement.

     8.5  Objections to Claims.  At the time of delivery of any Officer's
          --------------------
Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Escrow Shares pursuant to Section 8.4 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Shares in the Escrow Fund in accordance with
Section 8.4 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, including a claim in connection with any settlements made by Agile pursuant to Section 8.9(b) hereof without having received the Shareholder Agent's consent, and such statement shall have been delivered to the Escrow Agent and to Agile prior to the expiration of such thirty (30) day period. With respect to any Officer's Certificate filed with respect to a claim that has not been fully adjudicated or settled or is otherwise not quantifiable as of the time of the filing of the Officer's Certificate (an

"Unquantifiable Claim"), regardless of whether an objection to such claim is actually delivered pursuant to this Section 8.5, an objection to the amount of the claim shall be deemed filed pursuant to this Section 8.5.

     8.6  Resolution of Conflicts and Arbitration.
          ---------------------------------------

          (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Agile made in any Officer's Certificate, including a claim by Agile in connection with any settlements pursuant to Section 8.9(b) hereof without having received the Shareholder Agent's consent, Agile shall have thirty
(30) days to respond in a written statement to the objection of the Shareholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders' Agent and Agile shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. With respect to Unquantifiable Claims, the parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each such claim for ninety (90) days after the date of any Officer's Certificate with respect to such claim. If the Shareholders' Agent and Agile should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. With respect to an Unquantifiable Claim, such memorandum may provide that the amount of liability with respect to the Unquantifiable Claim shall be determined by mutual agreement of the parties after the third party claim has been reduced to judgment or settled or until the claim has otherwise become reasonably quantifiable by objective reasons. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Agile Common Stock or other property from the Escrow Fund in accordance with the terms thereof. Agile shall have no obligation to respond to objections to Unquantifiable Claims deemed made pursuant to Section 8.5.

          (b) If no such agreement can be reached after good faith negotiation, either Agile or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Agile and the Shareholders' Agent shall agree on the arbitrator, provided that if Agile and the Shareholders' Agent cannot agree on such arbitrator, either Agile or Shareholders' Agent can request that Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification, that discovery was refused or objected to without substantial justification, or that a party has engaged in any other practice that would justify the imposition of sanctions if the dispute were being litigated in Superior Court in the county in which the arbitration is being held. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.5 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Notwithstanding any other provision of this Section 8.6, if the claim is an Unquantifiable Claim at the time when the arbitration proceeding is scheduled to commence, then either party shall have the right to delay the arbitration proceeding as to the amount of the liability, but not as to whether Shareholder Indemnitors are liable for such claim, until such third-party claim, including a claim for any Digital Litigation Matter, has been reduced to judgment or settled or until the claim has otherwise become reasonably quantifiable by objective means. Any dispute as to the quantifiability of the claim shall be settled by binding arbitration in accordance with the procedures set forth herein.

          (c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.6(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Agile shall be deemed to be the Non-Prevailing Party unless the arbitrators award Agile more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Shareholder Indemnitors for whom the Escrow Shares have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

     8.7  Shareholders' Agent.
          -------------------

          (a) Hon Wong shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of the Shareholder Indemnitors to give and receive notices and communications, to authorize delivery to Agile of the Escrow Shares from the Escrow Fund in satisfaction of claims by Agile, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten
(10) days' prior written notice to Agile. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services, provided, however that the Shareholder Agent shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred in serving in this capacity from the Escrow Fund. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Shareholder Indemnitors.

          (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholder' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholder Indemnitors shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

          (c) The Shareholders' Agent shall have reasonable access to information about the Surviving Corporation, and Agile will not preclude the Shareholders' Agent from relevant discussions with former officers and other employees of Digital, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Surviving Corporation to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     8.8  Actions of the Shareholders' Agent.  A decision, act, consent or
          ----------------------------------
instruction of the Shareholders' Agent shall constitute a decision of all Shareholder Indemnitors for whom Escrow Shares are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Shareholder Indemnitor, and the Escrow Agent and Agile may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Shareholder Indemnitor. The Escrow Agent and Agile are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

          8.9  Third-Party Claims; Settlements.
               -------------------------------

               (a) In the event Agile becomes aware of a third-party claim which Agile believes may result in a demand against the Escrow Fund, Agile shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Shareholder Indemnitors for whom shares of Agile Common Stock and cash otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Agile shall have the right in its sole discretion to settle any such claim. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 8.5 or any other provision of this Section 8 to the amount of any claim by Agile against the Escrow Fund for indemnity with respect to such settlement.

               (b) Notwithstanding the foregoing, with respect to settlements regarding any Digital Litigation Matter, including for those matters pending as of the date hereof, Agile shall not agree to any settlement of such claims without the prior written consent of the Shareholders' Agent, which shall not be unreasonably withheld. Any disputes arising out of an objection by the Shareholder Agent for such settlement by Agile shall be resolved pursuant to the procedures set forth in Section 8.6 hereto. Despite any objection to the settlement by Shareholder Agent, Agile shall be entitled to settle any Digital Litigation Matters and to recover indemnification therefrom, subject to the right of the Shareholders' Agent to dispute the claim pursuant to Section 8.5.

     9.   General Provisions.
          ------------------

          9.1  Notices.  All notices and other communications hereunder shall be
               -------
in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by commercial overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          (a)       if to Agile or Merger Sub, to:

                    Agile Software Corporation

                    One Almaden Blvd.
                    San Jose, California  95113-2253
                    Attn:  Thomas Shanahan, Chief Financial Officer
                    Telephone:  (408) 975-3900
                    Facsimile:  (408) 271-4862

                    with a copy to:

                    Gray Cary Ware & Freidenrich LLP
                    400 Hamilton Avenue
                    Palo Alto, California 94301-1825
                    Attn:  Bruce E. Schaeffer, Esq.
                    Telephone:  (650) 833-2000
                    Facsimile:  (650) 327-3699

          (b)       if to Digital, to:

                    Digital Market, Inc.
                    1261 Oakmead Parkway
                    Sunnyvale, California  94086
                    Attn:  Scott Hammond
                    Telephone:  (408) 720-7422
                    Facsimile:  (408) 720-7420

                    with a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    650 Page Mill Road
                    Palo Alto, California 94304-1050
                    Attn:  Steven E. Bochner, Esq.
                    Telephone: (650) 493-9300
                    Facsimile: (650) 493-6811

          (c)       if to Shareholders' Agent, to:

                    Hon Wong

                    c/o Wongfratris Company
                    51 Jordan Place
                    Palo Alto, CA  94303
                    Telephone:  (650) 327-98899
                    Facsimile:  (650) 473-1888

                    with a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    650 Page Mill Road
                    Palo Alto, California 94304-1050
                    Attn:  Steven E. Bochner, Esq.
                    Telephone: (650) 493-9300
                    Facsimile: (650) 493-6811



          9.2  Definitions. In this Agreement any reference to any event,
               -----------
change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations, or prospects of Digital or Agile, as the case may be, taken as a whole, but shall not include any of the following in and of themselves, either alone or in combination: (i) any effect or change occurring as a result of (A) general economic or financial conditions or (B) other developments which are not unique to Digital or Agile, as the case may be, but also affect other persons who participate or are engaged in the lines of business in which Digital or Agile, as the case may be, participates or is engaged and (ii) any change or effect on the financial condition, properties, assets, liabilities, business, operations, results of operations, or prospects of Digital or Agile, as the case may be, following the date of this Agreement attributable to the announcement of this Agreement or the transactions contemplated hereby.

          9.3  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          9.4  Entire Agreement; Nonassignability; Parties in Interest.  This
               -------------------------------------------------------
Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Digital Disclosure Schedule and the Agile Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, and shall not be assigned by operation of law or otherwise without the written consent of the other party.

          9.5  Severability.  In the event that any provision of this Agreement,
               ------------
or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          9.6  Remedies Cumulative.  Except as otherwise provided herein, any
               -------------------
and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          9.7  Arbitration.
               -----------

               (a) Subject to paragraph (b) below and the limitations set forth in the provisions of Section 8 hereof, the parties shall endeavor to resolve all disputes by agreement and to that end shall each provide the other with sufficient descriptions and information regarding its position to permit informed assessments and decisions. Any disagreement, claim, demand, controversy, or dispute which arises after the Closing in any way relating to this Agreement and the performance or alleged breach by the parties, whether involving questions of law or fact or both and regardless of the nature thereof or the remedy therefor, which is not settled by agreement of the parties shall be resolved consistent with the arbitration provisions in Section 8.6 of the Agreement.

               (b) Any party hereto may request a court of competent jurisdiction to grant provisional injunctive relief to such party until an arbitrator can render an award on the matter in question and such award can be confirmed by a court having jurisdiction thereof.

          9.8  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of California regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          9.9  Rules of Construction.  The parties hereto agree that they have
               ---------------------
been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                           [signature page follows.]

          IN WITNESS WHEREOF, Digital, Agile and Merger Sub have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

DIGITAL MARKET, INC.


By: /s/ Scott R. Hammond
   ----------------------------------------
     Scott R. Hammond, President and
     Chief Executive Officer


AGILE SOFTWARE CORPORATION


By: /s/ Thomas P. Shanahan
   ----------------------------------------
     Thomas P. Shanahan, Chief Financial
     Officer


ALASKA ACQUISITION CORPORATION


By: /s/ Thomas P. Shanahan
   ----------------------------------------
     Thomas P. Shanahan, Chief Executive
     Officer

                                       54